GSI Technology, Inc. Reports Third-Quarter Fiscal 2017 Results

SUNNYVALE, CA -- (Marketwired - January 26, 2017) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its third fiscal quarter ended December 31, 2016.

The Company reported net income of $348,000, or $0.02 per diluted share, on net revenues of $11.5 million for the third quarter of fiscal 2017, compared to a net loss of $(819,000), or $(0.04) per diluted share, on net revenues of $12.9 million in the third quarter of fiscal 2016 and net income of $626,000, or $0.03 per diluted share, on net revenues of $13.4 million in the second quarter of fiscal 2017, ended September 30, 2016. Gross margin was 56.6% compared to 49.4% in the prior year period and 55.0% in the preceding second quarter.

Total operating expenses in the third quarter of fiscal 2017 were $6.3 million, compared to $7.9 million in the third quarter of fiscal 2016 and $7.0 million in the preceding second quarter. Research and development expenses were $3.8 million, compared to $2.8 million in the prior year period and $4.3 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were down substantially year-over-year to $2.4 million compared to $5.2 million in the quarter ended December 31, 2015, and down sequentially from $2.7 million in the preceding quarter.

Litigation-related expenses in the third quarter of fiscal 2017 were minimal at $43,000, down from $47,000 in the previous quarter and down substantially from $2.4 million in the same period a year ago. The litigation-related expenses were incurred primarily in connection with a commercial and trade secret lawsuit against United Memories, Inc. ("UMI") and Integrated Silicon Solutions, Inc. ("ISSI"). As previously reported, the trial of the UMI/ISSI litigation concluded on November 25, 2015 with mixed results, and appeals of the case remain pending.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues came in below the range of guidance that we had provided earlier in the third quarter. During the third quarter we continued to see slowness in our primary telecommunications and networking markets and continued weak sales in Asia. Third quarter revenues were also impacted by an inventory correction at our largest customer. These factors have continued to affect sales in the fourth quarter and we expect that fourth quarter revenues will once again be down sequentially. However, based on awards of business, orders received to date or orders expected, we currently expect a substantial rebound in revenues during the first quarter ending June 30, 2017. Despite the decline in revenues, we were profitable for the third consecutive quarter at both the operating income and net income levels. As in recent previous quarters, we also continued to see improvement in our gross margin which came in at 56.6%, driven by a continuing very favorable mix of higher margin products. We remain focused on expanding our market position in the high speed SRAM and low-latency DRAM segments, including our extremely high performance SigmaQuad radiation-hardened SRAM products targeted at aerospace and defense applications, which we expect to introduce in second half of calendar 2017. We continue to devote substantial development resources toward the creation of a new category of products based on our patented in-place associative computing technology. These products will utilize massive parallel data processing capability to greatly improve computation, search and response time for use in a variety of 'big data' applications."

Sales to Alcatel-Lucent were $4.5 million, or 39.5% of net revenues, during the third quarter, compared to $5.7 million, or 42.8% of net revenues, in the prior quarter and $4.8 million, or 37.1% of net revenues, in the same period a year ago. Third-quarter direct and indirect sales to Cisco Systems were $1.1 million, or 9.8% of net revenues, compared to $936,000, or 7.0% of net revenues, in the prior quarter, and $1.1 million, or 8.9% of net revenues, in the same period a year ago. Military/defense sales were 15.9% of shipments compared to 16.1% in the prior quarter and 15.8% in the comparable period a year ago. SigmaQuad sales were 54.2% of shipments compared to 57.2% in the prior quarter and 54.9% in the third quarter of fiscal 2016.

Third-quarter fiscal 2017 operating income was $234,000, compared to $380,000 in the prior quarter and an operating loss of $(1.6 million) a year ago. Third-quarter fiscal 2017 net income included interest and other income of $61,000 and a tax benefit of $53,000, compared to $89,000 in interest and other expense, net and a tax benefit of $652,000 a year ago; in the preceding quarter, net income included interest and other income of $92,000 and a tax benefit of $154,000.

Total third-quarter pre-tax stock-based compensation expense was $429,000 compared to $487,000 in the prior quarter and $414,000 in the comparable quarter a year ago.

At December 31, 2016, the Company had $47.0 million in cash, cash equivalents and short-term investments, $14.1 million in long-term investments, $55.8 million in working capital, no debt, and stockholders' equity of $86.2 million.

Stock Repurchase Program

Our Board of Directors has authorized us to repurchase, at management's discretion, shares of our common stock. Under the repurchase program, we may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended December 31, 2016, we repurchased 100,000 shares at an average cost of $4.95 per share for a total cost of $494,500. To date, the Company has repurchased a total of 11,983,942 shares at an average cost of $5.06 per share for a total cost of $60.6 million, including 3,846,153 shares acquired for purchase, at a purchase price of $6.50 per share, under a modified "Dutch auction" self-tender offer completed in August 2014. At December 31, 2016, management was authorized to repurchase additional shares of our common stock with a value of up to $4.4 million under the repurchase program.

Outlook for Fourth Quarter of Fiscal 2017

Looking forward to the fourth quarter of fiscal 2017, we currently expect net revenues to be in the range of $10.0 million to $10.8 million. We expect gross margin of approximately 50% to 52% in the fourth quarter. As noted above, based on very preliminary data, we expect sales to improve substantially in the first quarter of fiscal 2018, with net revenues in the area of $13.0 million.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2016 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, January 26, 2017. To listen to the teleconference, please call toll-free 888-539-3678 approximately 10 minutes prior to the above start time and provide Conference ID 7557109. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a provider of high performance semiconductor memory solutions to networking, industrial, medical, aerospace and military customers. The company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly closing process. Examples of other risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our associative processing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                            GSI TECHNOLOGY, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (Unaudited)

                               Three Months Ended        Nine Months Ended
                         -----------------------------  -------------------
                         Dec. 31,  Sept. 30,  Dec. 31,   Dec. 31,  Dec. 31,
                           2016       2016      2015       2016      2015
                         --------  ---------  --------  --------- ---------

Net revenues             $ 11,484  $  13,358  $ 12,921  $  37,788 $  40,523
Cost of goods sold          4,989      6,015     6,535     17,228    19,925
                         --------  ---------  --------  --------- ---------

Gross profit                6,495      7,343     6,386     20,560    20,598
                         --------  ---------  --------  --------- ---------

Operating expenses:

  Research & development    3,813      4,282     2,782     11,594     8,720
  Selling, general and
   administrative           2,448      2,681     5,164      7,963    14,743
                         --------  ---------  --------  --------- ---------
    Total operating
     expenses               6,261      6,963     7,946     19,557    23,463
                         --------  ---------  --------  --------- ---------

Operating income (loss)       234        380    (1,560)     1,003    (2,865)

Interest and other
 income (expense), net         61         92        89        295       184
                         --------  ---------  --------  --------- ---------

Income (loss) before
 income taxes                 295        472    (1,471)     1,298    (2,681)
Provision (benefit) for
 income taxes                 (53)      (154)     (652)        64      (598)
                         --------  ---------  --------  --------- ---------
Net income (loss)        $    348  $     626  $   (819) $   1,234 $  (2,083)
                         ========  =========  ========  ========= =========

Net income (loss) per
 share, basic            $   0.02  $    0.03  $  (0.04) $    0.06 $   (0.09)
Net income (loss) per
 share, diluted          $   0.02  $    0.03  $  (0.04) $    0.06 $   (0.09)

Weighted-average shares
 used in computing per
 share amounts:

Basic                      20,300     20,529    22,612     20,707    22,743
Diluted                    21,097     21,104    22,612     21,239    22,743

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                               Three Months Ended        Nine Months Ended
                         -----------------------------  -------------------
                         Dec. 31,  Sept. 30,  Dec. 31,   Dec. 31,  Dec. 31,
                           2016       2016      2015       2016      2015
                         --------  ---------  --------  --------- ---------

Cost of goods sold       $     78  $      99  $     85  $     209 $     242
Research & development        251        218       208        712       649
Selling, general and
 administrative               100        170       121        438       496
                         --------  ---------  --------  --------- ---------
                         $    429  $     487  $    414  $   1,359 $   1,387
                         ========  =========  ========  ========= =========

Litigation related expenses included in the Condensed
Consolidated Statements of Operations:

                               Three Months Ended        Nine Months Ended
                         -----------------------------  -------------------
                         Dec. 31,  Sept. 30,  Dec. 31,   Dec. 31,  Dec. 31,
                           2016       2016      2015       2016      2015
                         --------  ---------  --------  --------- ---------

Selling, general and
 administrative          $     43  $      47  $  2,373  $      97 $   6,434

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                                Dec. 31, 2016 March 31, 2016
                                                ------------- --------------
Cash and cash equivalents                       $      30,495 $       31,963
Short-term investments                                 16,510         23,149
Accounts receivable                                     7,059          7,478
Inventory                                               9,243          7,174
Other current assets                                    3,160          2,198
Net property and equipment                              7,929          8,653
Long-term investments                                  14,122         11,148
Other assets                                           13,820         14,767
                                                ------------- --------------
Total assets                                    $     102,338 $      106,530
                                                ============= ==============

Current liabilities                             $      10,717 $        9,242
Long-term liabilities                                   5,378          7,419
Stockholders' equity                                   86,243         89,869
                                                ------------- --------------
Total liabilities and stockholders' equity      $     102,338 $      106,530
                                                ============= ==============

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
206-395-2711